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                                           EXHIBIT 21


ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
(As of March 8, 1999)

Zenith National Insurance Corp.
           Perma-Bilt, A Nevada Corporation
           Zenith National Insurance Capital Trust I
           Zenith Development Corp.

           CalFarm Insurance Agency
                Cal-Ag Insurance Services, Inc.

           Zenith Insurance Company
                CalFarm Insurance Company
                CalRehab Services, Inc.
                Zenith Star Insurance Company
                ZNAT Insurance Company
                Zenith Risk Management, Inc.
                Zenith Insurance Management Services, Inc.
                1390 Main Street LLC

           Each subsidiary shown is wholly-owned by the subsidiary shown in the tier above it.